Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni Landstar System, Inc. www.landstar.com
January 30, 2014	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD THIRTEEN WEEK FOURTH QUARTER

REVENUE AND DILUTED EARNINGS PER SHARE OF $1.30

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported revenue from continuing operations of $692 million in the 2013 fourth quarter, record revenue from continuing operations for a thirteen week fourth quarter. Revenue from continuing operations in the 2012 fourth quarter was $685 million. Landstar reported diluted earnings per share for the 2013 fourth quarter of $1.30 compared to diluted earnings per share of $0.73 in the 2012 fourth quarter. As previously reported, the Company completed the sale of its Landstar Supply Chain Solutions companies (“LSCS”) on December 28, 2013, the last day of the Company’s 2013 fiscal year, to XPO Logistics, Inc. and as a result, Landstar has reported the historical results of operations of LSCS and gain on sale of LSCS as a discontinued operation. Included in diluted earnings per share in the 2013 fourth quarter was a gain on the sale of LSCS of $0.72. The results of operations of LSCS contributed earnings per diluted share of $0.03 and $0.02 in the 2013 and 2012 fourth quarters, respectively. The sale of LSCS generated cash proceeds, net of estimated income taxes and transaction costs, of $53 million in the 2013 fourth quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2013 fourth quarter was $643.6 million, or 93 percent of revenue from continuing operations, compared to $639.3 million, or 93 percent of revenue from continuing operations, in the 2012 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $39.0 million, or six percent of revenue from continuing operations, in the 2013 fourth quarter compared to $36.6 million, or five percent of revenue from continuing operations, in the 2012 fourth quarter.

LANDSTAR SYSTEM/2

Fiscal year 2013 return on average shareholder’s equity was 35 percent and return on invested capital, net income divided by the sum of average equity plus average debt, was 28 percent. In addition, Landstar announced that its Board of Directors has declared a quarterly dividend of $0.06 per share payable on March 14, 2014 to stockholders of record at the close of business on February 18, 2014. It is currently the intention of the Board of Directors to pay dividends on a quarterly basis going forward.

Landstar purchased 1,117,000 shares of its common stock during 2013 at an aggregate cost of $59.5 million. Currently, there are 2,767,654 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase programs. The Company ended fiscal 2013 with cash and short-term investments of $215.2 million and borrowing capacity available under its senior credit facility of $185.3 million.

“I am pleased with the Company’s 2013 fourth quarter performance,” said Landstar Chairman and CEO, Henry Gerkens. “Landstar finished the year strong as revenue from continuing operations in the 2013 fourth quarter exceeded both the prior year fourth quarter and the high end of the revenue guidance provided in our 2013 fourth quarter mid-quarter update call held on December 13th. In fact, revenue from continuing operations in the 2013 fourth quarter was the highest thirteen week fourth quarter revenue from continuing operations in Landstar’s history. With respect to volumes, truck transportation revenue in the 2013 fourth quarter exceeded the 2012 fourth quarter primarily due to a 2 percent increase in the number of loads hauled via truck. This was the first and only quarter in 2013 where the number of loads hauled via truck increased on a quarter-over-prior-year-quarter basis. With respect to pricing, December was the first month during 2013 in which we experienced a month-over-prior-year-month increase in revenue per load on loads hauled via truck. As we experienced increased demand, however, we also experienced pressure on gross profit margin, representing gross profit (gross profit defined as revenue less the cost of purchased transportation and commission to agents) divided by revenue. Our gross profit margin of 14.8 percent in the 2013 fourth quarter was slightly lower than expected. We believe, though, that this margin compression was primarily related to an unanticipated surge in domestic freight activity towards the end of 2013, which, consistent with my prior remarks, reflects a positive overall trend in demand headed into 2014.”

LANDSTAR SYSTEM/3

With respect to earnings, Gerkens noted, “On our 2013 fourth quarter mid-quarter update call, Landstar provided guidance for 2013 fourth quarter diluted earnings per share to be in a range of $1.25 to $1.28. On that call, I stated that this estimated range included approximately $0.71 per share attributable to the anticipated gain on sale of LSCS and approximately $0.02 per share attributable to income from LSCS operations. Accordingly, this guidance pointed to a range of 2013 fourth quarter diluted earnings per share from continuing operations of $0.52 to $0.55. I had also mentioned on that mid-quarter update call that a provision for bonuses resulting entirely from the sale transaction would result in a $0.07 charge to continuing operations in the 2013 fourth quarter. Landstar reported diluted earnings per share from continuing operations of $0.55 in the 2013 fourth quarter, at the high end of this range. Included within this figure were (1) a provision for bonuses entirely attributable to the sale of LSCS that negatively impacted diluted earnings per share of continuing operations by $0.08 in the 2013 fourth quarter and (2) a $0.02 per share positive impact on diluted earnings per share from continuing operations due to favorable outcomes of various tax matters that lowered the Company’s effective tax rate in 2013. In contrast, the 2012 fourth quarter earnings per diluted share from continuing operations included a provision for bonuses of $0.04 per share and a positive impact of approximately $0.08 per share due to favorable outcomes of various tax matters.”

LANDSTAR SYSTEM/4

Gerkens further stated, “Despite the sluggish industrial freight environment that existed throughout almost all of 2013, and the declines in revenue experienced with respect to many of the Company’s top 10 accounts that began in late 2012 and continued throughout 2013, Landstar’s fiscal year 2013 revenue from continuing operations was the second highest fiscal year revenue from continuing operations in Landstar history and its diluted earnings per share from continuing operations was the second highest diluted earnings per share from continuing operations in Landstar history. Furthermore, December’s favorable revenue trends have continued into the first several weeks of January. Assuming these trends continue throughout the 2014 first quarter, I anticipate revenue from continuing operations to be in a range of $640 million to $690 million and diluted earnings per share from continuing operations to be in a range of $0.56 to $0.61. By comparison, revenue from continuing operations was $623 million in the 2013 first quarter and diluted earnings per share from continuing operations was $0.55 in the 2013 first quarter. In comparing diluted earnings per share guidance for the 2014 first quarter to the 2013 first quarter, it should be noted that the 2014 first quarter will be negatively impacted when compared to the 2013 first quarter by approximately $0.03 per diluted share related to the Company’s annual agent convention scheduled to be held in the Company’s 2014 first fiscal quarter versus being held in the 2013 second quarter. In addition, no provision for incentive compensation was included in the 2013 first quarter, whereas, our guidance includes a provision for incentive compensation in the 2014 first quarter. From a longer term perspective, on average over a five year period, I expect to grow annual gross profit in the mid-single digits, pass in excess of 70 percent of annual incremental gross profit to operating income and increase diluted earnings per share in a mid-teen range. And as previously stated, our longer term goal continues to be to achieve a 50 percent operating margin (defined as operating income divided by gross profit).”

Landstar will hold a live webcast of its quarterly earnings conference call tomorrow morning, January 31, 2014, at 8:15 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2013 Earnings Release Conference Call.” The webcast will be available on the Company’s website through Friday, February 7, 2014.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “expects,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements.

LANDSTAR SYSTEM/5

Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2012 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2008 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM/6

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Year Ended		Fiscal Quarter Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue	$2,664,780	$2,770,799	$691,975	$685,093
Investment income	1,475	1,563	364	378

Costs and expenses:
Purchased transportation	2,046,927	2,130,323	534,250	525,858
Commissions to agents	211,355	218,122	54,978	55,574
Other operating costs, net of gains on asset dispositions	21,568	22,582	6,172	5,214
Insurance and claims	50,438	37,289	13,531	9,005
Selling, general and administrative	131,710	138,094	36,743	35,619
Depreciation and amortization	27,667	25,213	6,924	6,401

Total costs and expenses	2,489,665	2,571,623	652,598	637,671

Operating income	176,590	200,739	39,741	47,800
Interest and debt expense	3,211	3,110	844	798

Income from continuing operations before income taxes	173,379	197,629	38,897	47,002
Income taxes	64,457	71,063	13,721	14,146

Income from continuing operations	108,922	126,566	25,176	32,856

Discontinued operations:
Income from discontinued operations, net of income taxes	4,058	3,215	1,352	1,122
Gain on sale of discontinued operations, net of income taxes	33,029	—	33,029	—

Income from discontinued operations, net of income taxes	37,087	3,215	34,381	1,122

Net income	$146,009	$129,781	$59,557	$33,978

Earnings per common share:
Income from continuing operations	$2.37	$2.71	$0.55	$0.71
Income from discontinued operations	0.81	0.07	0.75	0.02
Earnings per common share	3.17	2.78	1.30	0.73

Diluted earnings per share:
Income from continuing operations	$2.36	$2.70	$0.55	$0.70
Income from discontinued operations	0.80	0.07	0.75	0.02
Diluted earnings per share	3.16	2.77	1.30	0.73

Average number of shares outstanding:
Earnings per common share	46,039,000	46,698,000	45,689,000	46,468,000

Diluted earnings per share	46,210,000	46,877,000	45,869,000	46,614,000

Dividends per common share	$0.35	$0.73	$0.35	$0.56

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	Dec. 28, 2013	Dec. 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$180,302	$74,284
Short-term investments	34,939	35,528
Trade accounts receivable, less allowance of $3,773 and $8,650	378,732	408,787
Other receivables, including advances to independent contractors, less allowance of $4,253 and $4,657	73,903	55,278
Deferred income taxes and other current assets	14,592	18,067

Total current assets	682,468	591,944

Operating property, less accumulated depreciation and amortization of $157,985 and $158,999	177,329	158,953
Goodwill	31,134	57,470
Other assets	79,765	71,054

Total assets	$970,696	$879,421

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$27,780	$33,647
Accounts payable	157,796	188,981
Current maturities of long-term debt	27,567	19,016
Insurance claims	92,280	64,509
Other current liabilities	69,267	38,186

Total current liabilities	374,690	344,339

Long-term debt, excluding current maturities	73,938	95,125
Insurance claims	24,171	21,896
Deferred income taxes and other non-current liabilities	43,416	38,607

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,017,858 and 66,859,864 shares	670	669
Additional paid-in capital	179,807	173,976
Retained earnings	1,173,044	1,042,956
Cost of 21,528,693 and 20,411,736 shares of common stock in treasury	(899,028)	(839,517)
Accumulated other comprehensive income (loss)	(12)	1,370

Total shareholders’ equity	454,481	379,454

Total liabilities and shareholders’ equity	$970,696	$879,421

LANDSTAR SYSTEM/8

Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Fiscal Year Ended		Fiscal Quarter Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue generated through (in thousands):

Business Capacity Owners (1)	$1,327,458	$1,385,046	$339,544	$327,937
Truck Brokerage Carriers	1,141,045	1,197,876	304,040	311,344
Rail intermodal	73,820	73,932	18,370	18,930
Ocean and air cargo carriers	85,681	77,898	20,599	17,671
Other (2)	36,776	36,047	9,422	9,211

	$2,664,780	$2,770,799	$691,975	$685,093

Number of loads:

Business Capacity Owners (1)	790,690	806,350	199,490	190,150
Truck Brokerage Carriers	665,320	680,970	170,080	170,610
Rail intermodal	29,450	29,810	7,350	7,520
Ocean and air cargo carriers	16,660	15,390	4,290	3,630

	1,502,120	1,532,520	381,210	371,910

Revenue per load:

Business Capacity Owners (1)	$1,679	$1,718	$1,702	$1,725
Truck Brokerage Carriers	1,715	1,759	1,788	1,825
Rail intermodal	2,507	2,480	2,499	2,517
Ocean and air cargo carriers	5,143	5,062	4,802	4,868

			December 28, 2013	December 29, 2012
Truck Capacity Providers

Business Capacity Owners (1) (3)			7,927	8,010

Truck Brokerage Carriers:
Approved and active (4)			21,183	20,922
Approved			10,933	10,623

			32,116	31,545

Total available truck capacity providers			40,043	39,555

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing revenue generated by the transportation logistics segment.

(3)	Trucks provided by Business Capacity Owners were 8,432 and 8,523 at December 28, 2013 and December 29, 2012, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.